FORM 3
      U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
              WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
               INITIAL STATEMENT OF                |_____________________|
        BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                   |EXPIRES:             |
                                                   | SEPTEMBER 30, 1998  |
    Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
      Securities Exchange Act of 1934,             |BURDEN HOURS         |
     Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
       Holding Company Act of 1935                 |_____________________|
    or Section 30(f) of the Investment
           Company Act of 1940
   ____________________________________________________________________________
   1. Name and Address of Reporting Person

      Heitz                        Mark                       V.
   ____________________________________________________________________________
     (Last)                      (First)                    (Middle)

         AmVestors Financial Corporation
         One AmVestors Place
         555 S. Kansas Avenue
   ___________________________________________________________________________
                                (Street)

      Topeka                KS                  66601-2039
   ___________________________________________________________________________
     (City)                (State)                 (Zip)

   ____________________________________________________________________________
   2. Date of Event Requiring Statement (Month/Day/Year)

                                12/30/1997

   ____________________________________________________________________________
   3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)


   ____________________________________________________________________________
   4. Issuer Name and Ticker or Trading Symbol

                     AmerUs Life Holdings, Inc. (AMRS)
   ____________________________________________________________________________
   5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
    (   ) DIRECTOR
    (   ) 10% OWNER
    ( X ) OFFICER (GIVE TITLE BELOW)
    (   ) OTHER (SPECIFY TITLE BELOW)

     President & CEO - AmVestors Financial Corporation
   ____________________________________________________________________________
   6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

   ____________________________________________________________________________
   7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
       X FORM FILED BY ONE REPORTING PERSON
      ___FORM FILED BY MORE THAN ONE REPORTING PERSON

   ============================================================================
   TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
   ____________________________________________________________________________
   |1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
   |   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
   |                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
   |                    |   OWNED       |   OR INDIRECT|                       |
   |                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
   |                    |               |   5)         |                       |
   |____________________|_______________|______________|_______________________|

   [TYPE ENTRIES HERE]
   Class A Common Stock     41,308.00          D
   Class A Common Stock      7,059.00          I           ESOP Trust
                                                           (See footnote (1))

   ============================================================================
   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
   ____________________________________________________________________________
   1. Title of Derivative Security (Instr. 4)

                   Employee Stock Option (Right to Buy)
   ____________________________________________________________________________
   2. Date Exercisable and Expiration Date (Month/Day/Year)

        (See footnote (2))                          12/19/07
        Date Exercisable                          Expiration Date
   ____________________________________________________________________________
   3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

           Class A Common Stock                     20,000.00
              Title                         Amount of Number of Shares

   ____________________________________________________________________________
   4. Conversion or Exercise Price of Derivative Security

                                    35

   ____________________________________________________________________________
   5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

                                     D

   ____________________________________________________________________________
   6. Nature of Indirect Beneficial Ownership (Instr. 5)

   ============================================================================

   1. Title of Derivative Security (Instr. 4)

                   Employee Stock Option (Right to Buy)
   ____________________________________________________________________________
   2. Date Exercisable and Expiration Date (Month/Day/Year)

        4/20/94                                       4/20/03
       Date Exercisable                          Expiration Date

   ____________________________________________________________________________
   3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

           Class A Common Stock                        17,482.40
              Title                         Amount of Number of Shares
   ____________________________________________________________________________
   4. Conversion or Exercise Price of Derivative Security

                                  11.1541

   ____________________________________________________________________________
   5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

                                     D

   ____________________________________________________________________________
   6. Nature of Indirect Beneficial Ownership (Instr. 5)

   ============================================================================

   1. Title of Derivative Security (Instr. 4)

                   Employee Stock Option (Right to Buy)

   ____________________________________________________________________________
   2. Date Exercisable and Expiration Date (Month/Day/Year)

           3/30/96                                   3/30/05
       Date Exercisable                          Expiration Date

   ____________________________________________________________________________
   3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

         Class A Common Stock                          6,724.00
              Title                         Amount of Number of Shares
   ____________________________________________________________________________
   4. Conversion or Exercise Price of Derivative Security

                                  15.6157

   ____________________________________________________________________________
   5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

                                     D

   ____________________________________________________________________________
   6. Nature of Indirect Beneficial Ownership (Instr. 5)

   ============================================================================

   1. Title of Derivative Security (Instr. 4)

                   Employee Stock Option (Right to Buy)
   ____________________________________________________________________________
   2. Date Exercisable and Expiration Date (Month/Day/Year)

       (See footnote (3))                          3/28/06
       Date Exercisable                          Expiration Date

   ____________________________________________________________________________
   3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

            Class A Common Stock                      73,291.60
              Title                         Amount of Number of Shares

   ____________________________________________________________________________
   4. Conversion or Exercise Price of Derivative Security

                                  19.1478

   ____________________________________________________________________________
   5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

                                     D

   ____________________________________________________________________________
   6. Nature of Indirect Beneficial Ownership (Instr. 5)

   ============================================================================

   1. Title of Derivative Security (Instr. 4)

                   Employee Stock Option (Right to Buy)
   ____________________________________________________________________________
   2. Date Exercisable and Expiration Date (Month/Day/Year)

         11/19/94                                   11/19/03
       Date Exercisable                          Expiration Date
   ____________________________________________________________________________
   3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

        Class A Common Stock                         36,982.00
              Title                         Amount of Number of Shares
   ____________________________________________________________________________
   4. Conversion or Exercise Price of Derivative Security

                                  14.8721

   ____________________________________________________________________________

   5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

                                     D

   ____________________________________________________________________________
   6. Nature of Indirect Beneficial Ownership (Instr. 5)


   ============================================================================

 EXPLANATION OF RESPONSES:

   1.  Employee Stock Ownership Plan Trust

   2. Grant of option under Rule 16b-3. The option becomes exercisable in increments as follows: 12/19/98-6,666; 12/19/99-6,667; 12/19/00-6,667

   3. Grant of option exempt under Rule 16b-3. The option becomes exercisable in increments as follows: 12/31/96-77,936; 12/31/97-7,766; 12/31/98-7,766;
   12/31/99-7,766; 12/31/00-7,766

 /s/ Mark V. Heitz                                    1/9/98
 _____________________________________           ________________
 **  SIGNATURE OF REPORTING PERSON                     DATE

   _____________________________

 ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
     SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOR REQUIRED TO RESPOND UNLESS THE FORM
DISPLAYS A CURRENTLY VALID OMB NUMBER.
 =============================================================================